EXHIBIT 10.16

WINLAND ELECTRONICS, INC.

COMPENSATION ARRANGEMENTS FOR EXECUTIVE OFFICERS
AS OF MARCH 1, 2005

On November 23, 2004, the Compensation Committee set the 2005 base salary for the Chief Executive Officer and, on January 18, 2005, set the 2005 base salaries for the other executive officers and determined the share of the 2004 incentive bonus plan for each executive officer, including the Chief Executive Officer, for 2004 performance. The executive officers participate in the Company’s 401(k) Plan and medical and disability plans, as well as other compensatory plans, contracts and arrangements which are filed as exhibits to the Company’s Form 10-KSB for the year ended December 31, 2004. The following table summarizes, as of March 1, 2005, the salaries for 2005 of the executive officers, incentive bonuses for 2004 performance from the incentive bonus plan and stock options awarded in 2005 to the executive officers:

	Annual		Incentive	Option
Executive Officer and Title	Base Salary		Bonus	Shares(1)
Lorin E. Krueger	$159,600		$85,200	10,000
Chief Executive Officer & President

Jennifer A. Thompson	$108,150		$12,090	—
Chief Financial Officer

Dale A. Nordquist	$108,150	(2)	$4,090	—
Senior Vice President of Sales & Marketing

Terry E. Treanor	$96,568		$12,166	—
Vice President of Manufacturing

(1)	Compensation Committee granted an option to the Chief Executive Officer as of January 3, 2005; options may be granted at a later date to the other executive officers.

(2)	Mr. Nordquist is also entitled to certain commissions pursuant to his employment agreement.